Exhibit (m)(1)

AMENDED AND RESTATED SHAREHOLDER SERVICES PLAN

UNDER RULE 12B-1

Class P Shares

(formerly Adviser Class Shares)

WHEREAS, Morgan Stanley Institutional Fund Trust (the “Fund”) is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940 (the “Act”); and

WHEREAS, the Fund has separate series, each of which is a separate pool of assets with its own investment policies (each a “Portfolio” and collectively the “Portfolios”) and each Portfolio may be divided into multiple separate classes including the Adviser Class; and

WHEREAS, each current Portfolio of the Fund previously adopted an Amended and Restated Shareholder Services Plan pursuant to Rule 12b-1 with respect to Adviser Class shares (“Plan”) which provides for the payment of a fee to Morgan Stanley Distribution, Inc. (the “Distributor”) for shareholder services; and

WHEREAS, the Fund desires to amend the Plan with respect to the Adviser Class shares of each Portfolio of the Fund listed on Schedule A, as may be amended from time to time, to reflect that the Adviser Class has been redesignated Class P and the Fund’s Board of Trustees (“Board”), including those Board members who are not “interested persons” of the Fund and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (“Independent Board Members”) have determined that there is a reasonable likelihood that adoption of the amended Plan will benefit each Portfolio of the Fund and its Adviser Class shareholders; and

WHEREAS, the Fund and the Distributor have entered into a Distribution Agreement (the “Distribution Agreement”) pursuant to which the Fund employs the Distributor in such capacity during the continuous offering of Adviser Class shares of each Portfolio of the Fund.

NOW, THEREFORE, the Fund hereby adopts, and the Distributor hereby agrees to the terms of, this Plan on the following terms and conditions with respect to Class P (formerly Adviser Class) of each Portfolio of the Fund:

1. The Fund may pay to the Distributor and other affiliated broker-dealers, unaffiliated broker-dealers, financial institutions and/or intermediaries, as compensation for the provision of services to shareholders, a service fee up to 0.25% on an annualized basis of the average daily net assets of Class P shares of each Portfolio. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Fund and the Distributor shall mutually agree.

2. The service fee may be paid for the provision of “personal service and/or the maintenance of shareholder accounts” as provided for in Section

2830(b)(9) of the Financial Industry Regulatory Authority (“FINRA”) Conduct Rules, including (i) expenditures for overhead and other expenses of the Distributor and other affiliated and unaffiliated broker-dealers, (ii) telephone and other communications expenses relating to the provision of shareholder services and (iii) compensation to and expenses of financial advisors and other employees of the Distributor and other affiliated and unaffiliated broker-dealers for the provision of shareholder services (collectively, the “Services”). If the FINRA amends the definition of “service fee” or adopts a related definition intended to define the same concept, the services provided under the Plan shall be automatically amended, without further action of the parties, to conform to such definition.

3. This Plan must be approved, together with any related agreements, by votes of a majority of both (a) the Fund’s Trustees and (b) the Independent Board Members, cast in person at a meeting (or meetings) called for the purpose of voting on such approval.

4. This Plan shall continue in full force and effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 3.

5. The Distributor shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to the Services. The Distributor shall submit to the Board only information regarding amounts expended for the Services in support of the service fee payable hereunder.

6. This Plan may be terminated at any time with respect to Class P shares of any Portfolio by the vote of a majority of the Independent Board Members or by vote of a majority of the outstanding voting securities of Class P of the Portfolio.

7. This Plan may not be amended to increase materially the amount payable hereunder by a Portfolio unless such amendment is approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding voting securities of Class P of the Portfolio, and no material amendment to this Plan shall be made unless approved in the manner provided in paragraph 3 hereof.

8. While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees then in office who are not interested persons of the Fund.

9. The Distributor may direct that all or any part of the amounts receivable by it under this Plan be paid directly to its affiliates or other broker-dealers, financial institutions and/or intermediaries that provide shareholder services. All payments made hereunder pursuant to the Plan shall be in accordance with the terms and limitations of the Conduct Rules of FINRA.

10. The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

11. The obligations of the Fund and the Portfolios hereunder are not personally binding upon, nor shall be held to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Fund, but only the Fund’s property allocable to Class P shares shall be bound.

12. This Plan only relates to the Class P of each Portfolio and the fees determined in accordance with paragraph 1 hereof shall be based upon the average daily net assets of the Portfolio attributable to Class P shares. No Portfolio of the Fund shall be responsible for the obligations of any other Portfolio of the Fund.

IN WITNESS WHEREOF, the Fund and the Distributor have executed this Plan as of the day and year set forth below in New York, New York.

Dated: September 26, 2007

Attest:	MORGAN STANLEY INSTITUTIONAL FUND TRUST

/s/ Mary Mullin	By:	/s/ Ronald E. Robison
Mary Mullin		Ronald E. Robison
President and Principal Executive Officer

Attest:	MORGAN STANLEY DISTRIBUTION, INC.

/s/ Joseph C. Benedetti	By:	/s/ Michael P. Kiley
Joseph C. Benedetti		Michael P. Kiley
President

SCHEDULE A

ADOPTING PORTFOLIOS

U.S. EQUITY PORTFOLIOS:

Equities Plus Portfolio

Mid Cap Growth Portfolio

U.S. Mid Cap Value Portfolio

U.S. Small Cap Value Portfolio

Value Portfolio

FIXED INCOME PORTFOLIOS:

Core Fixed Income Portfolio

Core Plus Fixed Income Portfolio

High Yield Portfolio

Intermediate Duration Portfolio

International Fixed Income Portfolio

Investment Grade Fixed Income Portfolio

Limited Duration Portfolio

Long Duration Fixed Income Portfolio

Municipal Portfolio

BALANCED PORTFOLIO:

Balanced Portfolio